          Immediate
          Scott  Monette
          314/877-7113

                    RALCORP HOLDINGS ANNOUNCES FOURTH QUARTER
                      AND FULL YEAR RESULTS FOR FISCAL 2002

ST. LOUIS, MO, OCTOBER 31, 2002 Ralcorp Holdings, Inc. (NYSE:RAH) today announced net sales for its fourth quarter ended September 30, 2002 of $326.8 million, up 4 percent from $313.9 million in the three months ended September 30, 2001. Fourth quarter earnings before equity earnings improved 29 percent to $14.3 million from $11.1 million last year. Net earnings for the fourth quarter were $8.3 million compared to $9.1 million for the same quarter last year, while diluted earnings per share were $.25 compared to $.30 a year ago.

For the years ended September 30, 2002 and 2001, net sales were $1,280.3 million and $1,178.0 million, respectively, an increase of $102.3 million, or 9 percent. Fiscal 2002 earnings before equity earnings climbed more than 50 percent to $54.6 million from $36.0 million last year. Net earnings for fiscal 2002 improved to $53.8 million, or $1.77 per diluted share, up nearly 35 percent compared to fiscal 2001 net earnings of $39.9 million, or $1.33 per diluted share.

The following should be considered when comparing the fiscal 2002 results to those of the corresponding fiscal 2001 periods:
* Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 million as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses. The net amount was $4.2 million ($2.6 million after taxes), or $.09 per diluted share.
* During the fourth quarter and full fiscal 2001, the Company recorded pre-tax charges totaling $1.0 million ($.02 per share) and $2.6 million ($.05 per share), respectively, related to the move of its Baltimore and San Jose operations to other facilities.
* On January 31, 2001, Ralcorp completed the purchase of the wet products portion of The Torbitt & Castleman Company, LLC, with $80 million in annual sales. On January 30, 2002, Ralcorp completed the purchase of Lofthouse Foods Incorporated, with $70 million in annual sales. Ralcorp's reported results include the results of these companies since their respective acquisition dates.
* On October 1, 2001, the Company adopted FAS 142, "Goodwill and Other Intangible Assets," which stops the amortization of goodwill. In the fourth quarter and twelve months ended September 30, 2001, Ralcorp's goodwill amortization expense was $2.1 million and $7.9 million ($1.6 million and $6.2 million after taxes), or $.05 and $.21 per share, respectively.
* Changes in Ralcorp's stock price resulted in mark-to-market adjustments to the Company's deferred compensation liability, yielding pre-tax income of $2.2 million and pre-tax expense of $.6 million for the quarter and year ended September 30, 2002, respectively, compared to pre-tax expense of $.2 million and $1.9 million for the corresponding periods last year. Relative to fiscal 2001, these adjustments had favorable impacts on the fiscal 2002 periods amounting to $.05 per share ($.03 on a diluted basis) for the fourth quarter and $.03 per share for the full year.
* Throughout fiscal 2002, the Company received payments in partial settlement of its claims related to ongoing vitamin antitrust litigation. The resulting pre-tax income, net of related legal expenses, was $1.6 million ($1.0 million after taxes), or $.03 per share. The portion recorded in the fourth quarter was $1.1 million ($.7 million after taxes), or $.02 per share.
* In fiscal 2002, Ralcorp adjusted its equity earnings from Vail Resorts, Inc. to reflect the cumulative effect of earnings restatements for prior years made by Vail Resorts. These adjustments reduced Ralcorp's diluted earnings per share by about $.04 for the fourth quarter and about $.10 for the year. Further information is included under the heading "Equity Interest in Vail Resorts, Inc."

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

NET SALES BY SEGMENT                   Three Months Ended        Year Ended
(in millions)                             September 30,         September 30,
-------------------------------------   ----------------    --------------------
                                          2002     2001        2002       2001
                                        -------  -------    ---------  ---------
Ralston Foods                           $  77.0  $  80.9    $   312.5  $   310.6
Bremner                                    99.2     73.1        343.5      264.6
                                        -------  -------    ---------  ---------
  Cereals, Crackers & Cookies             176.2    154.0        656.0      575.2
  Dressings, Syrups, Jellies & Sauces     108.2    115.2        451.5      420.5
  Snack Nuts & Candy                       42.4     44.7        172.8      182.3
                                        -------  -------    ---------  ---------
    Total Net Sales                     $ 326.8  $ 313.9    $ 1,280.3  $ 1,178.0
                                        =======  =======    =========  =========

PROFIT CONTRIBUTION BY SEGMENT         Three Months Ended        Year Ended
(in millions)                             September 30,         September 30,
-------------------------------------   ----------------      ----------------
                                          2002     2001         2002     2001
                                        -------  -------      -------  -------
  Cereals, Crackers & Cookies           $  15.9  $  15.0      $  70.1  $  58.4
  Dressings, Syrups, Jellies & Sauces       3.1      4.1         13.5      7.6
  Snack Nuts & Candy                        5.9      4.6         20.6     15.9
                                        -------  -------      -------  -------
    Total Segment Profit Contribution   $  24.9  $  23.7      $ 104.2  $  81.9
                                        =======  =======      =======  =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------
Fourth quarter net sales for the Cereals, Crackers & Cookies segment were up $22.2 million from last year due to additional sales from the Bremner cracker and cookie division. For the year, the segment's sales were up $80.8 million, as the Ralston Foods cereal division and Bremner contributed increases of $1.9 million and $78.9 million, respectively. While most of Bremner's growth came from the acquired Lofthouse business, sales at its other cookie businesses grew about 17 percent quarter-over-quarter and more than 25 percent year-over-year as a result of additional co-manufacturing business and ongoing expansion with existing customers. Cracker sales volumes in the quarter and year were down slightly due to lower demand for saltines. At Ralston Foods, incremental sales to existing customers, driven by several recent product introductions and additional distribution of established items, have been offset by price concessions, additional product promotions, and less co-manufacturing business. Ready-to-eat cereal volumes for the quarter and year were up 1 percent from last year. Hot cereal volume was up 3 percent for the fourth quarter and 4 percent for the year.

Profit contribution for the Cereals, Crackers & Cookies segment was up $.9 million for the fourth quarter and $11.7 million for the year. Excluding the goodwill amortization expense which reduced profit in the fiscal 2001 periods by $.5 million and $2.4 million, respectively, profit contribution improved 3 percent for the fourth quarter and 15 percent for the year, primarily as a result of the acquired Lofthouse business and related synergies. The segment benefited from favorable volumes, plant efficiencies, and lower freight and energy costs, offset by price concessions, promotional programs and rising ingredient costs.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------
Net sales for the Company's Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, decreased $7.0 million for the fourth quarter but increased $31.0 million year-over-year. As noted previously, last year's results include only eight months of sales from Torbitt & Castleman, acquired January 31, 2001. The addition of new customers and increased business with major existing customers also contributed to this segment's sales growth for the year, but the favorable impact was offset by pricing concessions in certain categories and a reduction of volume with a co-manufacturing customer, especially in the fourth quarter.

Profit contributed by the segment fell $1.0 million for the fourth quarter, but increased $5.9 million for fiscal year 2002. In fiscal 2001, profit for the fourth quarter and full year was reduced by $1.1 million and $3.2 million of goodwill amortization expense, respectively. Excluding those expense amounts from the comparison, fourth quarter profit was down $2.1 million in 2002 and annual profit improved by $2.7 million. Current year margins were hurt by lower co-manufacturing volumes, increased ingredient costs, and competitive pricing pressures, especially in the fourth quarter. While a little more than half of the twelve-month improvement is attributable to the additional four months of results from Torbitt & Castleman, the segment also benefited from the continuing cost reduction efforts begun during fiscal 2001, including two plant closures.

On September 19, 2002, the Company announced to the Carriage House workforce its intention to significantly reduce operations at the Streator, Illinois facility by moving production to other facilities. Costs associated with this move are estimated at $3 million before taxes and include the write-off of equipment and severance pay for employees who work through the transition period. In accordance with current accounting and SEC guidance on these matters, these charges will be recorded in the first half of fiscal 2003.

SNACK  NUTS  &  CANDY
---------------------
Fourth quarter and twelve-month net sales for the Snack Nuts & Candy segment, also known as Nutcracker, were both 5 percent lower than in the prior year. The decline is the result of the loss of a few major customers in competitive bidding earlier this year, partially offset by increased business with continuing customers.

Despite lower sales, segment profit contribution for the fourth quarter and twelve months ended September 30, 2002 increased $1.3 million and $4.7 million from the corresponding periods last year. Last year's profit for the fourth quarter and full year was reduced by $.6 million and $2.4 million of goodwill amortization expense, respectively. Excluding those expense amounts from the comparisons, segment profit improved 13 percent for both current year periods. This is attributable primarily to favorable ingredient costs, which have continued to fall throughout the past year.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
Interest expense decreased to $1.2 million and $5.9 million for the fourth quarter and twelve months ended September 30, 2002, respectively, from $3.2 million and $15.9 million in the corresponding periods of the prior year. For the fiscal 2002 periods, the weighted average interest rates on the Company's debt, practically all of which incurs interest at variable rates, were about half of last year's average rates. In addition, Ralcorp has been able to reduce its debt levels during the past year as cash from operations has exceeded cash needs for business acquisitions and capital expenditures. Further, on September 24, 2001 the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis, and Ralcorp reduced its outstanding debt with approximately $60 million of proceeds from this agreement. Discounts related to this agreement totaled $.3 and $1.2 million in the quarter and year ended September 30, 2002, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Food Business EBITDA (earnings before interest, income taxes, depreciation and amortization, excluding equity earnings from the Vail investment, plant closure and relocation costs, and the net merger termination fee) was $127.0 million for fiscal 2002. This represents an 11 percent improvement over the $114.0 million Food Business EBITDA in the corresponding period of the prior year.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.5 percent equity ownership interest in Vail Resorts, Inc. [NYSE:MTN]. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarters. For the quarter ended September 30, 2002, this investment resulted in a non-cash pre-tax loss of $9.2 million ($6.0 million after taxes), compared to a $3.1 million loss ($2.0 million after taxes) for last year's fourth quarter. For fiscal year 2002, Ralcorp recorded an after-tax equity loss of $.8 million, compared to after-tax earnings of $3.9 million for fiscal 2001. As previously mentioned, the recorded amounts for the fiscal 2002 periods include adjustments to reflect the cumulative effect of Vail Resorts' earnings restatements for prior years, driven primarily by a change in accounting for initiation fees related to the sale of memberships in its private clubs. Because the effects on Ralcorp's earnings were immaterial for any single reporting period and in total, the Company chose to reflect the full impact in the current year rather than restate its previously reported financial statements. Because of the timing of Vail Resorts' restatement announcements, $2.0 million of the adjustment (after taxes) was included in Ralcorp's third quarter and $1.2 was recorded in the fourth quarter. The adjustments had no effect on earnings before equity earnings or Food Business EBITDA.

ADDITIONAL  INFORMATION
-----------------------
See the attached schedule and notes for additional information about the results for the three and twelve months ended September 30, 2002 and 2001.

As previously mentioned, Ralcorp is party to ongoing vitamin antitrust litigation. On October 30, 2002, the Company was notified that an additional settlement had been reached in this litigation which will result in the Company receiving approximately $4 million (before applicable income taxes) during the first quarter of fiscal 2003.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###




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

                                        RALCORP HOLDINGS, INC.
                                  CONSOLIDATED STATEMENT OF EARNINGS
                                  (In millions except per share data)

                                                 Three Months Ended         Year Ended
                                                    September 30,          September 30,
                                                 ------------------    --------------------
                                                   2002      2001        2002       2001
                                                 --------  --------    ---------  ---------
Net Sales                                        $  326.8  $  313.9    $1,280.3   $1,178.0
                                                 --------  --------    ---------  ---------

Costs and Expenses
  Cost of products sold                             263.8     252.6     1,027.6      952.4
  Selling, general and administrative                39.5      39.2       161.5      153.2
  Interest expense, net                               1.2       3.2         5.9       15.9
  Plant closure and relocation costs                    -       1.0           -        2.6
  Merger termination fee, net
    of related expenses                                 -         -           -       (4.2)
                                                 --------  --------    ---------  ---------
    Total Costs and Expenses                        304.5     296.0     1,195.0    1,119.9
                                                 --------  --------    ---------  ---------

Earnings before Income Taxes and Equity Earnings     22.3      17.9        85.3       58.1
Income Taxes                                          8.0       6.8        30.7       22.1
                                                 --------  --------    ---------  ---------
Earnings before Equity Earnings                      14.3      11.1        54.6       36.0
Equity in Earnings (Loss) of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes               (6.0)     (2.0)        (.8)       3.9
                                                 --------  --------    ---------  ---------
Net Earnings                                     $    8.3  $    9.1    $   53.8   $   39.9
                                                 ========  ========    =========  =========

Earnings per Share
    Basic                                        $    .28  $    .30    $   1.79   $   1.34
    Diluted                                      $    .25  $    .30    $   1.77   $   1.33

Weighted Average Shares Outstanding
    Basic                                            30.0      29.9        30.0       29.9
    Diluted                                          30.6      30.1        30.4       30.1

Notes:

1) During the fourth quarter of fiscal 2001, the Company implemented accounting reclassifications as a result of EITF 00-10, 00-14, and 00-25. These reclassifications had no impact on net earnings or earnings per share but did affect reported net sales, costs of products sold, and selling, general and administrative expenses. All periods presented reflect these reclassifications.

2) Earnings per share amounts are computed independently for each period presented; therefore, the sum of the amounts for each of the quarters within a year may not equal the amount for the year. For the three months ended September 30, 2002, $.6 representing income from a mark-to-market adjustment of the liability related to one of the Company's deferred compensation plans was deducted from net earnings in the calculation of diluted earnings per share.